Shrink Nanotechnologies Scientific Founder Michelle Khine Receives $2.295M Grant from the National Institutes of Health Along With the Prestigious NIH Director’s New Innovator Award

Grant Will Fund Shrink-Film Platform for Low Cost Diagnostics

CARLSBAD, CA – October 1, 2010 – Shrink Nanotechnologies, Inc. (“Shrink”) (OTCBB:INKN), an innovative nanotechnology company developing products and licensing opportunities in the solar energy industry, medical diagnostics and sensors and biotechnology research and development tools businesses, announced today that its scientific founder, Dr. Michelle Khine, has received a multi-year and multi-million dollar grant from the National Institutes of Health (NIH) to work on her shrink-film based diagnostic platforms.  In addition to the grant, she was given the NIH Director’s New Innovator Award.  The core of the technology underlying this grant is being commercialized by Shrink Nanotechnologies in the form of its NanoShrink branded shrink films, StemDisc cell culturing devices as well as numerous additional products that are under development using this innovative shrink-film based platform.  Shrink’s initial suites of products are slated for commercial sale later this year.

As part of NIH's commitment to increasing opportunities for new scientists, it has created the NIH Director's New Innovator Award, which addresses two important goals: stimulating highly innovative research and supporting promising new investigators. The award supports exceptionally creative new investigators who propose highly innovative projects that have the potential for unusually high impact.

The grant to Dr. Khine, $2.295 million over five years, will fund the research and development of “Shrink-Induced Manufacturing Platforms for Low-Cost Diagnostics (SIMPL-CD),” which aims to develop Khine’s existing micro- and nanofabrication technology to create microfluidic devices to detect rotavirus infections from saliva samples in children in developing countries.

Commenting on this announcement, Mark L. Baum, Shrink’s Founder and CEO stated, “NIH’s recognition of the intelligence, creativity and promise behind Dr. Khine’s work, along with MIT’s Technology Review Magazine’s TR 35 Award which Dr. Khine received last year, is more important recognition of Dr. Khine’s important work and the platform that we are working on commercializing.  It is also another step forward in the growing momentum behind working with low cost, flexible and simple design platforms such as our NanoShrink platform, which was designed by and which is utilized in Dr. Khine lab.  This award will go a long way towards fueling new innovation based on the NanoShrink platform and towards making Dr. Khine’s goal of building and commercializing low cost and flexible diagnostic tools which have specific application for diseases that typically affect young and poor children a reality.”

About Dr. Khine’s Technology and Lab

The challenge of micro- and nanofabrication on a large scale lies in the difficulties and costs associated with patterning the specifications of a device at an appropriately high resolution. Instead of relying on tradition fabrication techniques -- largely inherited from the semiconductor industry -- for microfluidic applications, Khine’s research laboratory has developed a radically different approach. Patterning is done inexpensively at the large scale using a desktop laser jet printer or a craft cutter from a hobby store. The thermoplastic sheets then relax to their pre-stressed condition when heated for a few minutes, causing the macro patterned features to also shrink.

Khine’s lab has been able to create fully functional and complete microfluidic devices with integrated nanostructures within minutes.  These devices can be created for only pennies per chip, and without any dedicated costly equipment. This enables researchers to make custom microsystems on demand for a range of applications from basic biology studies, to stem cell research, to point of care diagnostic devices used to detect infectious diseases.

Shrink Nanotechnologies, Inc. is the exclusive licensee of the Khine shrink-film based technologies.

About Shrink Nanotechnologies, Inc.

Shrink Nanotechnologies, Inc. is a one-of-a-kind FIGA™ organization, which focuses on leveraging contributions from experts in Finance, Industry, Government and Academia. Operating as a high-technology development-stage company, Shrink owns and develops proprietary and patent-pending nano-sized technologies, components and product systems. The Company's unique NanoShrink™ material is a pre-stressed polymer which is used in a patent pending manufacturing platform with numerous applications in the solar energy, human and animal diagnostics, and biotechnology research and development tools industries. For more information, please visit www.shrinknano.com.

Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements are estimates only. Actual results may differ materially from those anticipated in this press release. Such statements reflect management’s current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Shrink’s ability to obtain additional financing and to build and develop markets for Shrink’s biotechnology technologies and products. These factors should be strongly considered when making a decision to acquire or maintain a financial interest in Shrink, including consulting with a FINRA registered representative prior to making such decision. Shrink undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Shrink’s expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Shrink’s success are more fully disclosed in Shrink’s most recent public filings with the U.S. Securities and Exchange Commission.

See also:

http://www.shrinksolar.com/blog/

http://www.shrinknano.com/products/product-tools

http://www.shrinknano.com/products/product-diagnostics

http://www.shrinknano.com/tech

http://www.shrinknano.com/tr35-a-children%E2%80%99s-toy-inspires-a-cheap-easy-production-method-for-high-tech-diagnostic-chips